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                                                                    Exhibit 99.5



                                  [Letterhead]



March 10, 2003



Celeritek Shareholder Protective Committee
c/o B. Riley and Co. Inc.
Attn:  Bryant Riley

I understand that the Celeritek Shareholder Protective Committee (the "Shareholder Committee") is calling a special meeting of the shareholders of Celeritek, Inc. ("Celeritek") to remove the current board of directors of Celeritek and replace them with a new slate of directors.

I hereby consent to be named in the Shareholder Committee's proxy statement as a nominee to the board of directors of Celeritek and agree to serve as a director of Celeritek if elected.




Name:       Lloyd I. Miller, III
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Signature:  /s/ Lloyd I. Miller, III
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Date:       March 11, 2003
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